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                                                                     EXHIBIT 1.1

                           DEALER MANAGER AGREEMENT


                                 October 15, 1999

DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION
BANC OF AMERICA SECURITIES LLC
c/o Donaldson, Lufkin & Jenrette
  Securities Corporation
  277 Park Avenue
  New York, NY  10172


Ladies and Gentlemen:

          This agreement (the "Agreement") will confirm the understanding between Metro-Goldwyn-Mayer Inc., a Delaware corporation, (the "Company"), and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Banc of America Securities LLC ("BofA") pursuant to which the Company has retained DLJ and BofA to act as its exclusive dealer managers, on the terms and subject to the conditions set forth herein, in connection with the Company's proposed Rights Offering (as defined below).

          The Company proposes to distribute (the "Rights Offering") to holders of record of its common stock, $.01 par value per share (the "Common Stock"), as of the close of business on October 15, 1999 (the "Record Date"), at no charge to such holders, transferable rights (the "Rights") to subscribe for and purchase, at the election of the holders of the Rights (the "Rights Holders"), up to an aggregate of 49,721,268 shares of Common Stock (the "Underlying Shares") at a subscription price of $14.50 per share (the "Subscription Price"). Holders of the Common Stock will receive 0.328 Rights for each share of Common Stock held as of the Record Date. Each Right consists of a basic subscription privilege under which the Rights Holders may purchase one share of Common Stock for each whole Right held. In addition, Rights Holders who exercise their basic subscription privilege in full will be eligible to subscribe for additional shares of Common Stock as described in the Prospectus (as defined below). It is anticipated that the Rights will be exercisable for a period of approximately 20 days (the "Subscription Period"), subject to extension by the Company, and that through the next to last day in such period, the Rights will be eligible for trading on the New York Stock Exchange (the "NYSE"). The Rights and the Underlying Shares are referred to herein as the "Securities."

          The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Act"), a registration statement on Form S-3, including a prospectus, relating to the Securities. The registration statement, as amended at the
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time it became effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Act, is hereinafter referred to as the "Registration Statement"; and the prospectus (including the base prospectus and the prospectus supplement dated October 15, 1999) in the form first used to confirm sales of Common Stock underlying Rights is hereinafter referred to as the "Prospectus" (including, in the case of all references to the Registration Statement or the Prospectus, documents incorporated therein by reference). If the Company has filed or is required pursuant to the terms hereof to file a registration statement pursuant to Rule 462(b) under the Act registering additional Securities (a "Rule 462(b) Registration Statement"), then, unless otherwise specified, any reference herein to the term "Registration Statement" shall be deemed to include such Rule 462(b) Registration Statement. The terms "supplement" and "amendment" or "amend" as used in this Agreement with respect to the Registration Statement or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Exchange Act") that are deemed to be incorporated by reference in the Prospectus. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Prospectus.

          1.  Retention.  The Company hereby retains DLJ and BofA as its
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exclusive dealer managers and, subject to the terms and conditions hereof, you agree to act as the Company's exclusive dealer managers in connection with the Rights Offering until the close of business on the earlier of December 8, 1999 or the date the Rights Offering has been consummated. The Company hereby authorizes you to act on its behalf in accordance with this Agreement. You agree to use your reasonable best efforts, in accordance with your customary practices, to solicit the exercise of Rights pursuant to the Rights Offering; notwithstanding the foregoing, we agree that nothing set forth in this Agreement shall require you to continue to render services hereunder (a) for the period during which any injunction, restraining order or other adverse judicial or regulatory ruling, declaration or other order shall remain in effect with respect to the Rights Offering if in your judgment you believe it inadvisable to render services pursuant hereto, or (b) if your continuing so to act would, in your judgment, violate any statute, regulation or other law of the United States of America or any state thereof or other jurisdiction applicable to the Rights Offering. In such capacity you shall act severally as an independent contractor, and shall not be deemed to act as agent of the Company, and the Company shall not be deemed to act as your agent. Any liability or duty to the Company pursuant to this Agreement shall be owed severally and not jointly. The Company shall retain its own legal, tax and accounting advice from appropriate third party advisors.

          2.  The Rights Offering.
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                   (a)  The Company agrees to furnish you, at its expense, with as many copies as you may reasonably request of (i) each of the documents that is filed with the Commission or any other Federal, state, local or foreign governmental or regulatory authorities or any court (each an "Other Agency" and collectively, the "Other Agencies") in connection with the Rights Offering, including each Registration Statement and final prospectus filed with the Commission and all documents incorporated therein by reference, (ii) each offering circular, solicitation statement, disclosure document, or other explanatory statement, or other report, filing, document, release or communication mailed, delivered, published, or filed by or on behalf of the Company in connection with the Rights Offering, including a copy of the form of the rights certificate, the instructions for use of rights certificates and the notice of guaranteed delivery for rights certificates, (iii) each document required to be filed with the Commission pursuant to the

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     provisions of the Act and the Exchange Act, pertaining to either the Rights
     Offering or the Company during the term of this Agreement and (iv) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents (each of (i), (ii), (iii) and (iv), together with each document incorporated by reference into any of the foregoing, the "Rights Offering Material").

                   (b) The Rights Offering Material has been or will be prepared and approved by, and is the sole responsibility of, the Company. At the commencement of the Rights Offering, the Company shall cause to be delivered in a timely manner to each registered holder of any Common Stock legally or contractually entitled thereto, to the extent required by the rules of the NYSE, the Rights Offering Material. Thereafter, to the extent practicable, the Company shall use its reasonable best efforts to cause copies of such material to be mailed to each person who makes a request therefore.

                   (c) The Company acknowledges and agrees that you may use the Rights Offering Material as specified herein without assuming any responsibility for independent investigation or verification on your part, and the Company represents and warrants to you that you may rely on the accuracy and adequacy of any information delivered to you by or on behalf of the Company without assuming any responsibility for independent verification of such information or without performing or receiving any appraisal or evaluation of the Company's assets or liabilities, except with respect to any statements contained in, or any matter omitted from, the Rights Offering Material in reliance upon and in conformity with information furnished or confirmed in writing by you to the Company expressly for use therein, and that such information will be true and accurate in all material respects and will not omit or misstate material information regarding the Company, including its business, assets, liabilities, financial condition, plans and prospects.

                   (d) The Company agrees that no Rights Offering Material will be used in connection with the Rights Offering or filed with the Commission or any Other Agency with respect to the Rights Offering without first obtaining your prior approval, which approval shall not be unreasonably withheld or delayed.

                   (e)  In connection with the Rights Offering, if the Company
     (i) uses or permits the use of, or files with the Commission or any other governmental or regulatory authority or body, any Rights Offering Material that (A) has not been submitted to you on a timely basis for your comments or (B) has been so submitted and with respect to which you reasonably object or (ii) shall have breached any of its representations, warranties, agreements or covenants herein, then you shall each be entitled to withdraw as a dealer manager in connection with the Rights Offering, without any liability or penalty to you or any other Indemnified Party (as defined in Schedule A hereto) for such withdrawal and without loss of any right to indemnification or contribution provided in this Agreement (including such Schedule A) or to the payment of all fees and expenses payable hereunder that have accrued to the date of the withdrawal. If you should withdraw, the fees accrued and reimbursement for your expenses through the date of such withdrawal shall be paid to you in cash promptly after such date.

                   (f) The Company agrees to furnish, or cause to be furnished, to you cards or lists or copies thereof showing the names and addresses of, and the number of Rights held by, the

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     Rights Holders as of the Record Date, and shall advise you, or cause you to be advised, on each business day during the continuance of the Rights Offering as to any transfers known to the Company or of record of the Rights; you agree to use such information only in connection with the Rights Offering and not to furnish such information to any other persons except in connection with the Rights Offering.

                   (g) The Company shall inform you during each business day during the Rights Offering (to be followed on a daily basis by written confirmation) as to the respective amounts of Rights which have been exercised and as to which the holders thereof have delivered rights certificates during the interval since its previous daily report to you pursuant to this provision, and the names and addresses of any holders who have exercised Rights.

                   (h) The Company agrees to advise you promptly of the occurrence of any event which could cause the Company to withdraw, rescind, or modify the Rights Offering and shall also advise you promptly of any proposal or requirement to amend or supplement any filing required by the Exchange Act, or "blue sky" or other state securities laws; the Company will prepare and, if necessary, file with the Commission, as required by applicable law or regulation, any and all necessary amendments and supplements to the Rights Offering Material; prior to and during the continuance of the Rights Offering, the Company will inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, that would require the making of any change in any Rights Offering Material then being used or would affect the truth or completeness of any representation or warranty contained in this Agreement if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.

                   (i) The Company shall arrange for each information agent and subscription agent named in the Rights Offering Material to cooperate with you in all respects reasonably requested by you.

          You are authorized to communicate directly with the Subscription Agent (and any other subscription agent or information agent designated or retained by the Company) with respect to matters relating to the Rights Offering.

          Subject to applicable law, the dealer managers may continue at any time to own or trade securities of the Company for its own or others' account.

          3.  Compensation and Expense Reimbursement. In consideration of the
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services to be rendered by you pursuant hereto, the character and sufficiency of which the Company hereby acknowledges, the Company agrees to pay you, in cash, the following non-refundable amounts:

                   (a) A fee, payable on the third business day after completion of the Rights Offering by wire transfer of immediately available funds to an account designated by DLJ, equal to 3% of the aggregate Subscription Price for all Underlying Shares issued in connection with the Rights Offering, excluding Underlying Shares purchased by the Tracinda Group and Underlying Shares purchased by Record Date Holders upon exercise of such Holders' basic subscription privilege and oversubscription privilege as described in the Prospectus; and

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                   (b)  Whether or not the Rights Offering is effected and
     whether or not this Agreement has expired or has been terminated, the Company shall pay (i) all expenses of preparation, printing, filing, mailing and dissemination of the Rights Offering Material and any other documents related to the Rights Offering; (ii) all fees and expenses paid by brokers, dealers (including you), commercial banks, trust companies and nominees for their customary mailing and handling expenses incurred in forwarding Rights Offering Material and any other documents related to the Rights Offering to their customers; (iii) all fees and expenses of the Subscription Agent and any information agent or other persons rendering services in connection with the Rights Offering; (iv) all advertising charges; (v) all filing fees applicable to any transaction addressed herein required to be paid to any governmental or regulatory agency (including any required of you by the National Association of Securities Dealers, Inc.);
     (vi) all fees and expenses payable in connection with the registration or qualification of the Securities under state securities or "blue sky" laws;
     (vii) all listing fees and any other fees and expenses incurred in connection with the listing on the NYSE of the Securities; and (viii) all other expenses incurred in connection with the Rights Offering.

          4.  Termination.  Subject to Section 11 hereof, you may resign and the
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Company may terminate your engagement hereunder at any time. Your engagement hereunder may be extended by written agreement of the parties hereto. If this Agreement were to expire or terminate for any reason, however, DLJ and BofA shall be entitled to receive all of the fees earned in accordance with Section 3(a) hereof and amounts payable in respect of expenses incurred in accordance with Section 3(b) hereof up to and including the effective date of such expiration or termination; provided that if this Agreement were to expire or
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terminate for any reason and the Rights Offering is not completed, and on or prior to May 8, 2000, the Company or any affiliate of the Company proceeds with any rights offering, DLJ and BofA also shall be entitled to receive all of the amounts due and payable pursuant to Sections 3(a) and (b) hereof as if this Agreement were to remain in effect with respect to such rights offering.

          5.  Indemnity.  The Company agrees to indemnify the Indemnified
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Parties (as defined in Schedule A) as set forth in Schedule A, which Schedule A is incorporated herein and made a part hereof.

          6.  Representations and Warranties of the Company and Certain of its
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Subsidiaries. The Company and each subsidiary of the Company named on the
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signature pages (the "Signatory Subsidiaries"), jointly and severally, represents and warrants to each dealer manager that:

                   (a) The Registration Statement has become effective (other than any Rule 462(b) Registration Statement to be filed by the Company after the effectiveness of this Agreement); any Rule 462(b) Registration Statement filed after the effectiveness of this Agreement will become effective no later than 10:00 P.M., New York City time, on the date of this Agreement; and no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

                   (b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Prospectus complied or will comply when so filed in all material respects with the Exchange Act; (ii) the Registration Statement (other than any Rule 462(b) Registration Statement to be filed by the Company after the effectiveness of this Agreement), when it became effective, did not contain and, as amended, if applicable, will not at

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     time of effectiveness of such amendment contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement (other than any Rule 462(b) Registration Statement to be filed by the Company after the effectiveness of this Agreement) and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Act, (iv) if the Company is required to file a Rule 462(b) Registration Statement after the effectiveness of this Agreement, such Rule 462(b) Registration Statement and any amendments thereto, when they become effective (A) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) will comply in all material respects with the Act and (v) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to you furnished to the Company in writing by you expressly for use therein.

                   (c) Each of the Company and its "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X) and each Signatory Subsidiary (each "significant subsidiary" and Signatory Subsidiary, a "Subsidiary" and collectively, "Subsidiaries"), has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as described in the Prospectus and to own, lease and operate its properties, and each is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                   (d) There are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens granted or issued by the Company or any of its Subsidiaries relating to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of the Company or any of its Subsidiaries, except as otherwise disclosed in the Registration Statement or the Prospectus.

                   (e) All the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights; the Rights have been duly authorized for issuance by the Company pursuant to the Rights Offering, and, the Underlying Shares, when issued and delivered by the Company pursuant to this Agreement, against payment of the purchase price therefor, will be duly authorized, validly issued and fully paid and non-assessable; the Securities and the Common Stock conform in all material respects to all statements relating thereto contained in the Prospectus and such description conforms to any description thereof set forth in the certificates evidencing the Common Stock and the Rights and the Company's Amended and Restated Certificate of Incorporation and bylaws; no holder of the Securities will be subject to personal

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     liability by reason of being such a holder; and the issuance of the
     Securities in the Rights Offering is not subject to the preemptive or other similar rights of any securityholder of the Company.

                   (f) All of the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Company, directly or indirectly through one or more subsidiaries, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, except as disclosed in the Prospectus.

                   (g) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus.

                   (h) Neither the Company nor any of the Subsidiaries is in violation of its respective charter or by-laws or in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of the Subsidiaries or their respective property is bound, except for defaults that would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                   (i) The execution, delivery and performance of this Agreement by the Company and the Signatory Subsidiaries, the compliance by the Company with all the provisions hereof and the consummation of the transactions contemplated hereby and the use of proceeds from the Rights Offering as described in the prospectus under the caption "Use of Proceeds" will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except such as may be required under the federal securities laws or the securities or Blue Sky laws of the various states), (ii) conflict with or constitute a breach of any of the terms or provisions of, or a default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the charter or by-laws of the Company or any of its subsidiaries or any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound, other than the Company's bridge loan that will be repaid with the proceeds of the Rights Offering, (iii) constitute a Repayment Event (as defined below) other than the Company's bridge loan that will be repaid with the proceeds of the Rights Offering, (iv) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Company, any of its subsidiaries or their respective property or (v) result in the suspension, termination or revocation of any Authorization (as defined below) of the Company or any of its subsidiaries or any other impairment of the rights of the holder of any such Authorization. As used in this Agreement, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

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

                   (j) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is or could be a party or to which any of their respective property is or could be subject that are required to be described in the Registration Statement or the Prospectus and are not so described; nor are there any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required.

                   (k) Neither the Company nor any of its subsidiaries has violated any foreign, federal, state or local law or regulation relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), any provisions of the Employee Retirement Income Security Act of 1974, as amended, or any provisions of the Foreign Corrupt Practices Act, or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a material adverse effect on the business, prospects, financial condition or results of operation of the Company and its subsidiaries, taken as a whole.

                   (l) Each of the Company and its subsidiaries has such permits, licenses, consents, exemptions, franchises, authorizations and other approvals (each, an "Authorization") of, and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, including, without limitation, under any applicable Environmental Laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business as it is now operated, except where the failure to have any such Authorization or to make any such filing or notice would not, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Each such Authorization is valid and in full force and effect and each of the Company and its subsidiaries is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including, without limitation, the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such Authorization; and such Authorizations contain no restrictions that are burdensome to the Company or any of its subsidiaries; except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                   (m) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Authorization, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                   (n) This Agreement has been duly authorized, executed and delivered by the Company and the Signatory Subsidiaries. The Standby Agreement has been duly authorized, executed and delivered by the Company. The Subscription Agent Agreement has been duly authorized by the Company.

                   (o) Arthur Andersen LLP are independent public accountants with respect to the Company and its subsidiaries as required by the Act.

                   (p) The consolidated financial statements included in the Registration Statement and the Prospectus (and any amendment or supplement thereto), together with related schedules and notes, present fairly the consolidated financial position, results of operations and changes in financial position of the Company, its predecessors and their respective subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; the supporting schedules, if any, included in the Registration Statement and the Prospectus present fairly in accordance with generally accepted accounting principles the information required to be stated therein; and the other financial and statistical information and data set forth in the Registration Statement and the Prospectus (and any amendment or supplement thereto) are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company.

                   (q) The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                   (r) Other than as described in the Registration Statement and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

                   (s) Since the respective dates as of which information is given in the Prospectus other than as set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), (i) there has not occurred any material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or the earnings, assets, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there has not been any material adverse change or any development involving a prospective material adverse change in the capital stock or in the long-term debt of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent.

                   (t) There is no (i) significant unfair labor practice complaint, grievance or arbitration proceeding pending or threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any state or local labor relations board or (ii) strike, labor dispute, slowdown or stoppage pending or threatened against the Company or any of the Subsidiaries, except for such actions specified in clause (i) or (ii) above, which, singly or in the aggregate, would not have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

                   (u) There are no contracts or documents which are required to be described in the Registration or the Prospectus or to be filed as exhibits thereto which have not been so described or filed as required.

                   (v) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names or other intellectual property ("intellectual property") currently employed by them in connection with the business now operated by them except where the failure to own or possess or otherwise be able to acquire such intellectual property would not, singly or in the aggregate, have a material adverse effect on the business, prospects, financial condition or results of operation of the Company and its subsidiaries, taken as a whole; and, other than as disclosed in the Prospectus, neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of infringement of or conflict with asserted rights of others with respect to any of such intellectual property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                   (w) Neither the Company nor any of its subsidiaries own any real property. The Company and its subsidiaries have good title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the Prospectus.

                   (x) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, or have adequate self-insurance reserves, in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Company nor any of its subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not have a material adverse effect on the business, prospects, financial conditions or results of operations of the Company and its subsidiaries, taken as a whole.

                   (y) The Rights have been approved for trading on the NYSE, subject to official notice of issuance;

          7.  Covenants of Company.  The Company covenants and agrees with you
              --------------------
as follows:

                   (a) The Company shall at all times during the Rights Offering have performed all of its obligations hereunder theretofore to be performed.

                   (b) The Company agrees to furnish to you, at your reasonable request, a certificate from the Company, dated such date (and reaffirmed upon completion of the Rights Offering) and signed by the chief executive officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of such date (and reaffirmed upon completion of the Rights Offering) and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied on or before such date (and reaffirmed upon completion of the Rights Offering).

                   (c) The Company will advise you promptly of (i) the occurrence of any event that could cause the Company to withdraw, rescind, terminate or modify the Rights Offering, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Rights Offering Material then being used in connection with the Rights Offering or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (iii) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Rights Offering (and, if in writing, the Company will furnish you with a copy thereof), (iv) the suspension of qualification of the Securities in any jurisdiction, (v) any material developments in connection with the Rights Offering, including, but not limited to, the commencement of any lawsuit concerning the Rights Offering, (vi) the occurrence of a Repayment Event, and (vii) any other information relating to the Rights Offering, the Rights Offering Material or this Agreement which you may from time to time reasonably request.

                   (d) The Company shall use its best efforts to comply with the applicable provisions of the Act and the Exchange Act, and other applicable securities law.

                   (e) The Company shall use the net proceeds received by it from the sale of the Underlying Shares in the manner specified in the Prospectus under the caption "Use of Proceeds".

                   (f) The Company shall make generally available to its security holders and to you as soon as practicable an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the "effective date" (as defined in Rule 158) of the Registration Statement.

                   (g) The Company shall furnish copies of the Prospectus to you in New York City prior to 10:00 a.m., New York City time, on the business day next succeeding the date of this Agreement in such quantities as you may reasonably request and, during the period of time after the commencement of the Rights Offering if in the opinion of counsel for the dealer managers a prospectus relating to the Securities is required by law to be delivered in connection with the Rights Offering, if any event shall occur as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a Rights Holder, not misleading, or if it is necessary to amend or supplement the Prospectus to comply with law, forthwith to prepare and furnish, at the expense of the Company, to you and the Rights Holders, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to the Rights Holders, be misleading or so that the Prospectus will comply with law.

                   (h) The Company shall deliver, at the expense of the Company, to you, two signed copies of the Registration Statement (as originally filed) and each amendment thereto, in each case including exhibits and documents incorporated by reference therein.

                   (i) The Company shall endeavor to qualify the Rights and the Underlying Shares for offer under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request and to continue such qualification in effect so long as reasonably required for distribution of the Securities; provided that the Company shall not be required to file a general consent to service of process in any jurisdiction.

          8.  Conditions to Your Obligations. Your obligations under this
              ------------------------------
Agreement are subject to the performance by the Company of its obligations hereunder and to the following additional conditions:

                   (a) Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, counsel for the Company, shall have furnished to you its written opinion, dated the date hereof, addressing the matters set forth in Schedule B attached hereto.

                   (b) O'Melveny & Myers LLP, counsel for you, shall have furnished to you its written opinion, dated the date hereof, addressing the matters set forth in Schedule C attached hereto.

                   (c) All representations, warranties and other statements of the Company contained in this Agreement are now and at the commencement of, at all times during the continuance of, and upon consummation of, the Rights Offering shall be true and correct.

                   (d) The Company at all times shall have performed all of its obligations hereunder.

                   (e) Throughout the Subscription Period, no stop order, restraining order or injunction shall have been issued by the Commission or any court and no litigation shall have been commenced or threatened before the Commission or any court with respect to (i) the making or consummation of the Rights Offering, or (ii) the execution, delivery or performance by the

     Company of this Agreement, which you or your legal counsel believe makes it inadvisable for you to continue to render services pursuant hereto.

                   (f) It shall not have been unlawful under any law, rule or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

                   (g) Since the respective dates as of which information is given in the Prospectus other than as set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), and at all times during the Subscription Period, (i) there shall not have occurred any change or any development involving a prospective change in the condition, financial or otherwise, or the earnings, assets, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there shall not have been any change or any development involving a prospective change in the capital stock or in the long-term debt of the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries shall have incurred any liability or obligation, direct or contingent, the effect of which, in any such case described in clause 8(g)(i), 8(g)(ii) or 8(g)(iii), in your judgment, is material and adverse and, in your judgment, makes it impracticable to proceed with the Rights Offering on the terms and in the manner contemplated in the Prospectus.

                   (h) On the date of this Agreement, Arthur Andersen LLP shall have furnished to you a letter, dated the date hereof, in form and substance satisfactory to you, containing statements and information of the type customarily included in accountants' "comfort letters" with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus.

          9.  Reference to You.  The Company agrees that any reference to you or
              ----------------
any of your affiliates in the Rights Offering Material, or any other release, publication or communication to any party outside the Company, is subject to your prior approval. If you resign or are terminated prior to the dissemination of any the Rights Offering Material or any other release or communication, no reference shall be made therein to you without your prior written permission.

          10.  Access to Information.  In connection with your activities
               ---------------------
hereunder, the Company agrees to furnish you and your counsel with all information concerning the Company that you reasonably deem appropriate and agrees to provide you with reasonable access to the Company's officers, directors, accountants, counsel, consultants and other appropriate agents and representatives.

          11.  Survival of Certain Provisions.  The indemnity and contribution
               ------------------------------
agreements contained in Section 5 of this Agreement (including Schedule A hereto), the covenants, representations and warranties of the Company made pursuant to Sections 6 and 7 of this Agreement, the provisions contained in Sections 3 and 4 of this Agreement and this Section 1 shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, termination or consummation of, the Rights Offering or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any indemnified person, and (c) the completion of your services hereunder, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, you, the indemnified persons and any such person.

          12.  Notices.  Notice given pursuant to any of the provisions of this
               -------
Agreement shall be in writing and shall be mailed or delivered (a) to the Company at Metro-Goldwyn-Mayer Inc., 2500 Broadway Street, Santa Monica, California 90404, Attention: Robert Brada, with a copy to Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 2121 Avenue of the Stars, Los Angeles, California 90067, Attention: Gary Jacobs, and (ii) if to any dealer manager or to you, to you c/o Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, New York 10172, Attention: Syndicate Department, with a copy to O'Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California, Attention: Ken Bishop, or in any case to such other address as the person to be notified may have requested in writing.

          13.  Construction.  This Agreement, including Schedule A hereto,
               ------------
incorporate the entire understanding of the parties and (except as otherwise provided herein) supersedes all previous agreements, and shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed in such State, without regard to principles of conflicts of law. The Company hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any suit, action or proceeding related to this Agreement or any of the matters contemplated hereby, irrevocably waives any defense of lack of personal jurisdiction and irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court. The Company irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          14.  Severability.  Any determination that any provision of this
               ------------
Agreement (including any provision of Schedule A hereto) may be or is, unenforceable shall not affect the enforceability of the remainder of this Agreement (including any provision of Schedule A hereto).

          15.  Headings.  The section headings in this Agreement have been
               --------
inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement.

          16.  Counterparts.  This Agreement may be executed simultaneously in
               ------------
two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          17.  Third Party Beneficiaries.  This Agreement has been and is made
               -------------------------
solely for the benefit of the Company, you and the other Indemnified Parties referred to in Section 5 and Schedule A hereto and their respective successors, heirs, personal representatives and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

          18.  Advertisements.  The Company agrees that you shall have the right
               --------------
to place advertisements in financial and other newspapers and journals at your own expense describing your services to the Company hereunder; provided,
                                                               --------
however, that: (a) you shall have submitted to the Company a copy of any such
-------
advertisement for its prior approval, which approval shall not be unreasonably withheld or delayed, and (b) the publication of such advertisements shall comply with applicable law.

          19.  Modification.  This Agreement may not be modified or amended
               ------------
except in writing, duly executed by the parties hereto.

          20.  Confidentiality.  To the extent consistent with legal
               ---------------
requirements, all information given to DLJ and BofA by the Company, unless publicly available or otherwise available to DLJ and BofA without restriction or breach of any confidentiality agreement, will be held by DLJ and BofA in confidence and will not be disclosed to anyone other than DLJ's and BofA's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

          21.  Tracinda.  The dealer managers agree that in the event (a) there
               --------
is any breach or default or alleged breach or default by the Company under this Agreement, or (b) the dealer managers have or may have any claim arising from or relating to the terms hereof, the dealer managers shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian, 250 Rodeo, Inc. or Tracinda Corporation (collectively, "Tracinda"). The dealer managers hereby further agree that (a) Tracinda shall not have any liability whatsoever with respect to this Agreement or any matters relating to or arising from this Agreement, including any alleged breach of or default under this Agreement by the Company; and (b) the dealer managers shall not assert or permit any party claiming through it to assert a claim or impose any liability against Tracinda as to any matter or thing arising out of or relating to this Agreement or any alleged breach of or default under this Agreement by the Company. In addition, you agree that Tracinda is not a party to this Agreement.

     If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning a duplicate copy of this letter. Thereupon, this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

                                         Very truly yours,

                                         METRO-GOLDWYN-MAYER INC.

                                         By:
                                             -----------------------------
                                             Title:

                                         METRO-GOLDWYN-MAYER
                                            STUDIOS INC.

                                         By:
                                             -----------------------------
                                             Title:

                                         ORION PICTURES CORPORATION

                                         By:
                                             -----------------------------
                                             Title:


Confirmed and agreed to as
of the date first above written:

DONALDSON, LUFKIN & JENRETTE
 SECURITIES CORPORATION
BANC OF AMERICA SECURITIES LLC


By:  DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

By:
     -------------------------------
     Title: